Exhibit 4.1

WARRANT AGREEMENT

This Warrant Agreement (“Warrant Agreement”) is made as of March 1, 2021, by and between Goldenbridge Acquisition Limited, a British Virgin Islands company (the “Company”), and Continental Stock Transfer & Trust Company (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of 5,000,000 units (the “Public Units”) of the Company (and up to 750,000 additional Units if the underwriters’ over-allotment option is exercised in full), each Unit consisting of one ordinary share, no par value (the “Ordinary Shares”), one right to receive one-tenth (1/10) of an Ordinary Share, and one warrant (the “Public Warrant” or “Public Warrants”), each warrant entitling its holder to purchase one-half (1/2) of one Ordinary Share (the “Warrant Shares”);

WHEREAS, the Company has received a binding commitment from Cross Wealth Investment Holding Limited, its sponsor, to purchase an aggregate of 350,000 private units (collectively, the “Private Units” together with the Public Units, the “Units”), with each Private Unit consisting of one Ordinary Share, one redeemable warrant and one right to receive one-tenth (1/10) of an Ordinary Share pursuant to Subscription Agreements, each dated March 1, 2021 (the “Subscription Agreements”), and, in connection therewith, will issue and deliver an aggregate of 350,000 warrants underlying such units (the “Private Warrants), each such Private Warrant entitling its holder to purchase one-half (1/2) of one Ordinary Share;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, No. 333-248662 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Public Warrants;

WHEREAS, the Company will issue and deliver 250,000 warrants (or 287,500 warrants if the over-allotment option is exercised in full) underlying a unit purchase option to the Representative or its designees, which warrants will be identical to the Public Warrants, subject to compliance with FINRA Rule 5110 (“Representative Warrants”);

WHEREAS, the Company may issue up to an additional 50,000 warrants, which will be identical to the Private Warrants, in consideration of certain working capital loans that may be made by the sponsor or the Company’s officers, directors or affiliates (“Working Capital Warrants,” together with the Public Warrants, Private Warrants, Representative Warrants, and such other warrants as the Company issues from time to time hereunder, the “Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form, terms and provisions of the Warrants, including the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.  Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2.  Warrants.

2.1  Form of Warrant. Each Warrant shall be: (a) issued in registered form only, (b) in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and (c) signed by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2  Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit, Private Unit or Working Capital Unit, and any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depository”) or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3  Effect of Countersignature. Except with respect to uncertificated Warrants as described in Section 2.2 above, unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4  Registration.

2.4.1  Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.4.2  Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5  Detachability of Public Warrants. Each of the securities comprising the Public Units will begin to trade separately on (i) the ninetieth (90th) day after the date of the prospectus, or (ii) such earlier date as Maxim Group LLC, as representative of the underwriters (the “Representative”), shall determine is acceptable (such date, the “Detachment Date”). In no event will separate trading of the securities comprising the Public Units commence until the Company (i) files a Current Report on Form 8-K with the SEC including audited balance sheet reflecting our receipt of the gross proceeds of this Public Offering and (ii) issues a press release announcing when such separate trading will begin.

2.6  Private Warrants and Working Capital Warrants. The Private Warrants and Working Capital Warrants will be issued in the same form as the Public Warrants except that they (i) will be exercisable either for cash or on a cashless basis at the holder’s option pursuant to Section 3.3, (ii) will not be redeemable by the Company, in either case as long as the Private Warrants or Working Capital Warrants, as the case may be, are held by the initial purchasers or any of their permitted transferees (as prescribed in the Subscription Agreement), and (iii) will be subject to the transfer restrictions set forth below. The provisions of this Section 2.6 may not be modified, amended or deleted without the prior written consent of the Representative. Prior to the consummation by the Company of an initial business combination, the Private Warrants and Working Capital Warrants may only be transferred by the holders thereof:

(a) to any persons (including their affiliates and shareholders) participating in the Private Offering, officers, directors, shareholders, employees and members of the Sponsor and its affiliates;

(b) amongst initial holders (as defined in the Registration Statement) or to the Company’s officers, directors and employees;

(c) if a holder is an entity, as a distribution to its, partners, shareholders or members upon its liquidation;

(d) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is a holder or a member of a holder’s immediate family, for estate planning purposes;

(e) by virtue of the laws of descent and distribution upon death;

(f) pursuant to a qualified domestic relations order;

(g) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities;

(h) by private sales at prices no greater than the price at which the Private Warrants were originally purchased; or

(i) to the Company for no value for cancellation in connection with the consummation of the Company’s initial business combination.

2.7  Representative Warrants. Subject to compliance with FINRA Rule 5110, the Representative Warrants shall have the same terms and be in the same form as the Public Warrants.

3.  Terms and Exercise of Warrants.

3.1  Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent (except with respect to Uncertificated Warrants), entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at $11.50 per full share, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per whole share at which Ordinary Shares may be purchased at the time such Warrants are exercised. The Company will not issue fractional shares. As a result, such Registered Holder must exercise Warrants in multiples of two at the Warrant Price (subject to adjustment) in order to validly exercise his, her or its Warrants.

3.2  Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later to occur of (i) the completion of the Company’s initial business combination and (ii) 12 months following the closing of the Public Offering, and terminating at 5:00 p.m., New York City time, on the earlier to occur of (i)  five years after the completion of the initial business combination, and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (“Expiration Date”), provided however, that for as long as any of the Representative Warrants are held by the Representative or its designees or affiliates, such Representative Warrants may not be exercised after five years from the effective date of the Registration Statement. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide written notice of not less than 10 days to Registered Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.

3.3  Exercise of Warrants.

3.3.1  Cash Exercise. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Company, may be exercised by the Registered Holder thereof by surrendering it at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, currently being:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, by certified or bank cashier’s check payable to the order of the Warrant Agent or by wire transfer to the Warrant Agent’s JPMorgan bank account, the Warrant Price for each whole Warrant Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Warrant Shares, and the issuance of the Warrant Shares (such exercise, a “Cash Exercise”). A Cash Exercise in accordance with this Section 3.3.1 is available to the Registered Holder only during such times that there is an effective registration statement registering the Warrant Shares, with the prospectus contained therein being available for the resale of the Warrant Shares.

3.3.2  Cashless Exercise. Notwithstanding anything contained herein to the contrary, if there is no effective registration statement registering the Warrant Shares on any day the Registered Holder desires to exercise the Warrants and more than 90 days have passed since the Company complete its initial business combination, the Registered Holder may exercise the Warrants in whole or in part in lieu of making a cash payment, by providing notice to the Chief Executive Officer of the Company in a subscription form of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the fair market value of one Ordinary Share.

B = the Warrant Price.

The Registered Holder may not exercise any Warrants in the absence of a registration statement except pursuant to this Section 3.3.2. For purposes of this Section 3.3.2 and Section 4.1, the fair market value of one Ordinary Share is defined as follows:

(i) if the Company’s Ordinary Shares are listed and traded on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (each, a “Trading Market”), the fair market value shall be deemed the average of the closing price on such Trading Market for the 20 trading days ending on the third trading day immediately prior to the date the subscription form is submitted to the Company in connection with the exercise of the Warrant; or

(ii) if the Company’s Ordinary Shares are not listed on a Trading Market, but is traded in the over-the-counter market, the fair market value shall be deemed to be the average of the bid price on such Trading Market for the 10 trading day ending on the third trading day immediately prior to the date the subscription form is submitted in connection with the exercise of the Warrant; or

(iii) if there is no active public market for the Company’s Ordinary Shares, the fair market value of the Ordinary Shares shall be determined in good faith by the Company’s board of directors.

3.3.3  Fractional Shares. Notwithstanding any provision to the contrary contained in this Warrant Agreement, the Company shall not be required to issue any fraction of a Warrant Share in connection with the exercise of Warrants, and in any case where the Registered Holder would be entitled under the terms of the Warrants to receive a fraction of a Warrant Share upon the exercise of such Registered Holder’s Warrants, issue or cause to be issued only the largest whole number of Warrant Shares issuable on such exercise (and such fraction of a Warrant Share will be disregarded); provided, that if more than one Warrant certificate is presented for exercise at the same time by the same Registered Holder, the number of whole Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants.

3.3.4  Issuance of Certificates. No later than three (3) business days following the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price pursuant to Section 3.3.1 or cashless exercise pursuant to Section 3.3.2, the Company shall issue, or cause to be issued, to the Registered Holder of such Warrant a certificate or certificates representing (or at the option of the Registered Holder, deliver electronically through the facilities of the Depository Trust Corporation) the number of full Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised or surrendered in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised or surrendered. Notwithstanding the foregoing, the Company shall not deliver, or cause to be delivered, any securities without applicable restrictive legend pursuant to the exercise of a Warrant unless (a) a registration statement under the Act with respect to the Ordinary Shares issuable upon exercise of such Warrants is effective and a current prospectus relating to the Ordinary Shares issuable upon exercise of the Warrants is available for delivery to the Registered Holder of the Warrant or (b) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holder resides. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. In addition, in no event will the Company be obligated to pay such Registered Holder any cash consideration upon exercise or otherwise “net cash settle” the Warrant.

3.3.5  Valid Issuance. All Ordinary Shares issued upon the proper exercise or surrender of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.

3.3.6  Date of Issuance. Each person or entity in whose name any such certificate for Ordinary Shares is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.7  Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.7; however, no holder of a Warrant shall be subject to this subsection 3.3.7 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Warrant Agent setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) business days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.  Adjustments.

4.1  Stock Dividends, Splits. If, after the date hereof, and subject to the provisions of Section 4.5 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a forward or reverse split of Ordinary Shares, or other similar event, then, on the effective date of such stock dividend, split or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased or decreased in proportion to such increase or decrease in outstanding Ordinary Shares. A rights offering to all holders of the Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the Fair Market Value shall be deemed a stock dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for the Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares for the 20 trading days ending on the third trading day prior to the date on which the notice.

4.2  Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding Ordinary shares is decreased by a consolidation, combination or reclassification of Ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Ordinary shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary shares.

4.3  Extraordinary Dividends. If the Company, at any time while the Warrants (or rights to purchase the Warrants) are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the conversion rights of the holders of the Ordinary Shares in connection with a proposed initial Business Combination, (d) as a result of the repurchase of Ordinary Shares by the Company in connection with an initial Business Combination or as otherwise permitted by the Investment Management Trust Agreement between the Company and the Warrant Agent dated of even date herewith (e) or as a result of the issuance of Ordinary Shares as a result of conversion of the Rights issued in the Public Offering, or (f) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.3, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).

4.4  Adjustments in Exercise Price.

4.4.1  Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (a) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (b) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4.2  If (i) the Company issues additional Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.50 per share of Common Stock, with such issue price or effective issue price to be determined in good faith by the Board, (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial business combination, and (iii) the volume weighted average trading price of the Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial business combination (the “Market Value”) is below $9.50 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the last sales price of the Ordinary Shares that triggers the Company’s right to redeem the Warrants pursuant to Section 6.1 below shall be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

4.5  Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change under Sections 4.1 or 4.2 hereof or one that solely affects the par value of such Ordinary Shares), or, in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or, in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Registered Holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Registered Holder would have received if such Registered Holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.6  Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1 through 4.5 the Company shall give written notice to each Registered Holder, at the last address set forth for such Registered Holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7  Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8  Notice of Certain Transactions. In the event that the Company shall (a) offer to holders of all its Ordinary Shares rights to subscribe for or to purchase any securities convertible into Ordinary Shares or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling all the holders of Ordinary Shares to subscribe for Ordinary Shares, or (c) make a tender offer, redemption offer or exchange offer with respect to the Ordinary Shares, the Company shall send to the Registered Holders a notice of such action or offer. Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Ordinary Shares, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Ordinary Shares and on the number and kind of any other shares of stock and on other property, if any, and the number of Ordinary Shares and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has taken any such action.

4.9  Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if such firm determines that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion

5.  Transfer and Exchange of Warrants.

5.1  Transfer of Public Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Public Warrants included in such Unit. From and after the Detachment Date, this Section 5.1 will have no further force and effect.

5.2  Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent, in the case of certified warrants. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.

5.3  Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.4  Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.5  Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.6  Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.7  Private Warrants. The Warrant Agent shall not register any transfer of Private Warrants or Working Capital Warrants until after the consummation by the Company of a Business Combination, except for transfers made in accordance with Section 2.5 hereof, on the condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such transferee agrees to be bound by the terms of the Subscription Agreements and any other applicable agreement the transferor is bound by.

6.  Redemption.

6.1  Redemption. Subject to the second sentence of this Section 6.1, all (and not less than all) of the outstanding Warrants may be redeemed, in whole and not in part, at the option of the Company, at any time from and after the Warrants become exerciseble, and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”); provided that the last sales price of the Ordinary Shares has been equal to or greater than $16.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any twenty (20) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given and provided further that (i) there is a current registration statement in effect with respect to the Ordinary Shares underlying the Warrants for each day in the 30-Day Trading Period and continuing each day thereafter until the Redemption Date (defined below) or (ii) the cashless exercise of the Warrants pursuant to Section 3.3.2 is exempt from the registration requirements under the Act. For avoidance of doubt, if and when the warrants become redeemable by the Company under this Section, the Company may exercise its redemption right, even if it is unable to register or qualify the Warrant Shares for sale under all applicable state securities laws.

6.2  Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants that are subject to redemption, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Registered Holder received such notice.

6.3  Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date; provided that the Company may require the Registered Holder who desires to exercise the Warrant to elect cashless exercise as set forth under Section 3.3.2, and such Registered Holder must exercise the Warrants on a cashless basis if the Company so requires. On and after the Redemption Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4  No Other Rights to Cash Payment. Except for a redemption in accordance with this Section 6, no Registered Holder of any Warrant shall be entitled to any cash payment whatsoever from the Company in connection with the ownership, exercise or surrender of any Warrant under this Warrant Agreement.

6.5  Exclusion of Certain Warrants. The Company agrees that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption is met. Additionally, any of the Private Warrants or Working Capital Warrants shall not be redeemable by the Company as long as such Private Warrants or Working Capital Warrants continue to be held by initial purchasers and affiliates or their permitted transferees (as prescribed in Section 5.7 hereof). However, once such Private Warrants or Working Capital Warrants are no longer held by the initial purchasers or their affiliates or permitted transferees, such Private Warrants or Working Capital Warrants shall then be redeemable by the Company pursuant to Section 6 hereof. The provisions of this Section 6.5 may not be modified, amended or deleted without the prior written consent of the Representative.

7.  Other Provisions Relating to Rights of Registered Holders of Warrants.

7.1  No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2  Lost, Stolen Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3  Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7.4  Registration of Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than thirty (30) business days after the closing of a Business Combination, it shall use its best efforts to file with the SEC a registration statement for the registration under the Act of the Ordinary Shares issuable upon exercise of the Warrants, and to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its best efforts to register the Ordinary Shares issuable upon exercise of the Warrants under state blue sky laws, to the extent an exemption is not available.

8.  Concerning the Warrant Agent and Other Matters.

8.1  Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2  Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1  Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2  Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3  Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.

8.3  Fees and Expenses of Warrant Agent.

8.3.1  Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2  Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

8.4  Liability of Warrant Agent.

8.4.1  Reliance on Company Statement. Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

8.4.2  Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3  Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Ordinary Shares will when issued be valid and fully paid and non-assessable.

8.5  Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Ordinary Shares through the exercise of Warrants.

8.6  Waiver. The Warrant Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9.  Miscellaneous Provisions.

9.1  Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2  Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the Registered Holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Goldenbridge Acquisition Limited

15/F, Aubin House

171-172 Gloucester Road
Wanchai, Hong Kong

Attn: Yongsheng Liu

with a copy (which shall not constiute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Giovanni Caruso

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Registered Holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attn: Commpliance Department

Any notice, sent pursuant to this Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

9.3  Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company and the Warrant Agent hereby agree that any action, proceeding or claim against either of them arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Warrant Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company or the Warrant Agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party receiving such service in any action, proceeding or claim.

9.4  Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants and, for the purposes of Sections 7.4, 9.4 and 9.8 hereof, the Representative and the underwriters, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. Maxim Group LLC shall be deemed to be a third party beneficiary of this Agreement with respect to Sections 7.4, 9.4 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and Maxim Group LLC with respect to Section 7.4, 9.4 and 9.8 hereof) and their successors and assigns and of the Registered Holders of the Warrants.

9.5  Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his, her or its Warrant for inspection.

9.6  Counterparts; Facsimile Signatures. This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Warrant Agreement.

9.7  Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof

9.8  Amendments. This Warrant Agreement and any Warrant certificate may be amended by the parties hereto by executing a supplemental warrant agreement (a “Supplemental Agreement”), without the consent of any of the Warrant Holders, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this Warrant Agreement that is not inconsistent with the provisions of this Warrant Agreement or the Warrant certificates, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in this Warrant Agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Registered Holders or surrendering any right or power conferred upon the Company under this Warrant Agreement, or (viii) amending this Warrant Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Registered Holders in any material respect. All other modifications or amendments to this Warrant Agreement, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may extend the duration of the Exercise Period in accordance with Section 3.2 without such consent.

Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

GOLDENBRIDGE ACQUISTION LIMITED

By:	/s/ Yongsheng Liu
	Name:	Yongsheng Liu
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ James F. Kiszka
	Name:	James F. Kiszka
	Title:	Vice President

Signature Page to Goldenbridge Warrant Agreement